UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2023

Gyre Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12770 High Bluff Drive Suite 150 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 949-3681
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GYRE	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On December 13, 2023, Gyre Therapeutics, Inc. (the “Company”) appointed Dr. Han Ying as the Company’s Chief Executive Officer, effective January 15, 2024, to succeed Dr. Charles Wu, whose employment with the Company will terminate on such date pursuant to his retirement for health reasons.

Dr. Ying, age 59, is currently a director of the Company. Dr. Ying has more than two decades of experience in fields encompassing immunology, the pharmaceutical industry, biotech startups, operational management, project leadership and fundraising. Dr. Ying currently serves as a director of the Gene Corporation and as a director of Base Therapeutics. Dr. Ying has served as the co-founder and chief operating officer of Base Therapeutics since 2021. From 2020 to 2021, he served as the chief technology officer for Tactiva Therapeutics. From 2017 to 2019, Dr. Ying served as the scientific founding team member for T-Cure Bioscience and as chief scientific officer in the biomedical sector of Sanpower Group. In 2020, Dr. Ying was a venture partner at Panacea Venture. From 1999 to 2022, Dr. Ying served as a principal investigator at the Maxine Dunitz Neurosurgical Institute, where he oversaw a clinical laboratory conducting dendritic cell vaccine trials for malignant brain tumors. From 2002 to 2007, he served as a project leader in the Cancer Research Department of Berlex Biosciences. From 2007 to 2009, Dr. Ying was at Monogram Biosciences, a personalized medicine company that developed biomarkers for a selection of patients for novel targeted drugs. In 2010, Dr. Ying was the chief scientific officer at Immunotech Biopharm Ltd. In 2012, Dr. Ying co-founded Immunnova, a biotech company focused on dendritic cell vaccines and antigen-specific T cells. He has consulted for several early and late-stage biotech companies in the field of cancer immunotherapy, including HRYZ, Sanpower Group and SinoBioway, and he served as the key technical expert for the international mergers and acquisitions team that completed the acquisition of Dendreon by Sanpower Group in 2017. Dr. Ying received his Ph.D. in cancer biology from Stanford University and his B.S. and M.S. in biological studies from Beijing University. He completed his post-doctoral training at the National Cancer Institute.

There are no arrangements or understandings between Dr. Ying and any other persons pursuant to which he was selected as an officer; he has no family relationships with any of the Company’s directors or executive officers; and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with the foregoing, Dr. Ying’s base salary will be $350,000. Dr. Ying will also be entitled to a severance period of twelve months in the case of an involuntary termination.

Departure of Chief Executive Officer and Member of the Board

In connection with his resignation and departure from the Company, Dr. Charles Wu also resigned as a member of the board of directors of the Company and as a member of the board of directors of Beijing Continent Pharmaceuticals Co., Ltd., of which the Company holds an indirect controlling interest, each effective on January 15, 2024. Dr. Wu’s departure was not the result of any disagreements with the Company relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GYRE THERAPEUTICS, INC.

Date: December 15, 2023	By:	/s/ Ruoyu Chen
	Name:	Ruoyu Chen
	Title:	Chief Financial Officer